Example Template : 77O





















DWS MULTI-MARKET INCOME TRUST










N-Sar June 1, 2013 - November 30, 2013










Security Purchased
Cusip
Purchase/
Trade Date
 Size (Shr) of
Offering
Offering Price of
Shares
Total ($) Amt of
Offering
 Amt of shares
Purch by Fund
% of Offering
Purchased by Fund
% of Funds Total
Assets
Brokers
Purchased From
Brookfield Residential Properties Inc / Brookfield Residential US Corp
11283YAA8
6/18/2013

$100.0
$5,000,000
165,000
0.03%

CITI
CITI,CS,DB,GS,HSBC,CIBC,WELLS
PNK Finance Corp
69353XAA3
7/30/2013

$100.0
$850,000,000
330,000
0.04%

JPM
BAC,BCLY,CA,DB,GS,JPM,UBS
Sirius XM Radio Inc
82967NAN8
7/29/2013

$100.0
$600,000,000
535,000
0.09%

BAC
CITI,DB,JPM,BAC,MS,BCLY
Tesoro Logistics LP / Tesoro Logistics Finance Corp
88160QAC7
7/29/2013

$100.0
$550,000,000
65,000
0.01%

BAC
BAC,DB,MS,UBS,WELLS,BCLY
Verizon Communications Inc
92343VBP8
9/11/2013

$100.0
$49,000,000,000
1,320,000
0.00%

JPM
BCLY,CITI,CS,JPM,BAC,MS,DB